Exhibit 99.1

Corporate Headquarters

100 Motor Parkway, Suite 160

Hauppauge, NY 11788-5138

Direct Dial: 631-360-9304

Direct Fax: 631-360-9380

brock@bankofsmithtown.net

PRESS RELEASE

Release Date: January 25, 2006

Contact:	Ms. Judith Barber	News Contact:	Peter Hamilton
	Corporate Secretary		Rubenstein Associates
(work) 212-843-8015
(home) 631-928-8437
(cell) 516-375-6434

SMITHTOWN BANCORP ANNOUNCES

FOURTH QUARTER EARNINGS

EPS increase 15.56%

Record earnings for the

11th consecutive year

Deposits up 35.51%; ROE 21.48%

Smithtown, NY, January 25, 2006 - Smithtown Bancorp, the parent company of Bank of Smithtown, today announced that the company had earnings of $3,072,858 for the fourth quarter of 2005, or $.52 per share. These basic earnings per share reflect a 15.56% increase over the same period last year.

For the year, Smithtown Bancorp earned $11,065,802, a record level of earnings for the bank’s 96-year history. This marks the company’s eleventh consecutive year of record earnings.

These earnings also reflect basic earnings per share for the year of $1.88, an 11.24% increase over basic EPS for the prior year. The company has posted double-digit EPS increases during eleven of the last twelve years. During 1998, which was the only year in the last twelve in which the company did not have a double-digit EPS increase, the company’s EPS increased by 8.4%. The company’s average EPS increase over the last 10 years is 26.15%.

Return on average equity was 21.48%, the ninth year in a row that ROE has exceeded 20%. The average ROE for the 515 banks in the United States with assets between $500 million and $1 billion is 12.54%. Smithtown Bancorp’s average ROE over the last 10 years is 22.27%.

The company’s assets grew by more than $201 million during 2005, from $677.0 million to $878.3 million, representing an increase of almost 30%. The company’s return on average assets was 1.41%. The average ROA for all commercial banks in New York State is .86%.

Deposits decreased slightly during the fourth quarter, from $704.4 million to $696.9 million at December 31st, a decrease of approximately 1%. “During the past few years, it has become ordinary for us to experience some deposit outflows during December, only to regain these deposits early in the next quarter”, commented John Romano, the company’s Executive Vice President and Chief Retail Officer. Deposits were $714.6 million on December 1st and average deposits for the month of December were $704.9 million. These balances were $17.7 million more and $8.0 million more, respectively, than the year-end figure. By January 17, 2006, however, deposits had fully regained the December 1st balance of approximately $714 million.

Deposits increased dramatically for the year by $182.6 million, from $514.3 million to $696.9 million, an increase of 35.51%. Approximately $61.7 million of the increased deposits were attributable to the bank’s new branches in Miller Place, Hauppauge and Port Washington. The balance of the increase occurred throughout the bank’s other 10 branches. Bank of Smithtown currently has five new branches in various stages of development in Bohemia, Coram, Deer Park, Setauket and Nesconset. The company expects to open two of these branches, in Bohemia and Coram, later this year.

Loan growth during the fourth quarter was exceptionally strong with loans increasing by $46.5 million. For the year 2005, loans increased by 22.51%, from $570.1 million to $698.4 million at year-end. Asset quality remained strong with nonperforming loans of only $47,002 at year-end, representing less than .01% of total loans. Net charge-offs for the year were $148,573, representing .02% of average loans.

Efficiency for the fourth quarter was 47.41%. The company’s efficiency ratio declined during each of the four quarters during 2005, with the ratios being 57.79%, 54.49%, 52.54% and 47.41%, respectively. Commenting upon the improved efficiency, the company’s Chairman & CEO, Bradley Rock, said: “At the end of 2004, by moving into our new headquarters, we invested in more capacity to process larger volumes of deposits and loans. Now we have begun to enjoy the increased income from those larger volumes of business, and that has helped us absorb the expenses quickly.” The company’s efficiency ratio for the past year was 52.83%. The average efficiency ratio for peer group banks is 59.53%. Smithtown Bancorp’s average efficiency ratio over the last 10 years is 51.52%.

The company’s net interest margin for the fourth quarter was 4.49%, up 4 basis points from the third quarter and up 17 basis points from the first six months of the year. The company’s Chief Financial Officer, Anita Florek, said: “Although we have felt some of the same margin pressures that other banks have experienced as a result of this unusual interest rate environment, we have not been impacted as much as others because we have been in a slightly asset-sensitive position.” The company’s net interest margin for the year was 4.39%.

Bank of Smithtown is a 96 year-old community bank which was rated this past year by U.S. Banker magazine as the second highest-performing community bank in the nation among all publicly-listed banking companies in the United States with assets of less than $1 billion. The company has consistently been ranked among the top community banks in the country, including in 1997, when U.S. Banker ranked Bank of Smithtown the #1 community bank its size in the United States.

Smithtown Bancorp’s stock is traded on NASDAQ. Since October 20th, during the last 10 weeks of 2005, the price for the company’s stock rose by more than 13%, from $26.30 to $29.79 at the close of business at year-end. The stock closed yesterday at $29.26. The shares are traded under the symbol “SMTB”.

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Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; and other economic competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.

SMITHTOWN BANCORP CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands, except share and per share data)

	As of December 31,
	2005	2004
ASSETS
Cash and due from banks	$13,107	$8,581
Federal funds sold	360	1,052

Total cash and cash equivalents	13,467	9,633

Investment securities:
Obligations of U.S. government treasuries	6,896	—
Obligations of U.S. government agencies	84,602	30,192
Mortgage - backed securities	8,169	5,141
Obligations of state and political subdivisions	14,535	15,004
Other securities	1,990	3,005

Total investment securities	116,192	53,342

Restricted securities	6,338	5,555

Loans	698,421	570,093
Less: allowance for loan losses	5,964	4,912

Loans, net	692,457	565,181

Bank premises and equipment	18,446	15,366

Other assets
Cash value of bank-owned life insurance	17,575	16,942
Goodwill	1,809	388
Intangible assets	506	465
Other	11,492	10,131

Total other assets	31,382	27,926

Total assets	$878,282	$677,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Demand (non-interest bearing)	$95,828	$90,466
Money market	217,386	164,878
NOW	31,427	32,434
Savings	45,481	55,258
Time	306,803	171,278

Total deposits	696,925	514,314

Dividends payable	355	296
Other borrowings	107,949	99,500
Subordinated debt	11,000	11,000
Other liabilities	6,203	4,950

Total liabilities	822,432	630,060

Stockholders’ equity
Common stock - $.01 par value (20,000,000 shares authorized; 7,167,280 shares issued: 5,923,726 shares outstanding)	72	72
Additional paid in capital	4,408	4,408
Unearned stock awards	(91)	—
Retained earnings	62,124	52,480
Accumulated other comprehensive income (loss)	(601)	45

	65,912	57,005
Treasury stock (1,243,554 shares at cost)	(10,062)	(10,062)
Total stockholders’ equity	55,850	46,943

Total liabilities and stockholders’ equity	$878,282	$677,003

SMITHTOWN BANCORP CONSOLIDATED STATEMENTS OF INCOME (unaudited) (in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year to Date December 31,
	2005	2004	2005	2004
Interest income
Interest on loans	$12,650	$9,422	$44,029	$34,113
Interest on federal funds sold	31	5	507	140
Interest and dividends on investment securities:
Taxable:
Obligations of U.S. government treasuries	62	—	196	—
Obligations of U.S. government agencies	859	294	2,850	973
Mortgage - backed securities	95	61	230	286
Other securities	22	45	122	245

Subtotal	1,038	400	3,398	1,504
Exempt from federal income taxes:
Obligations of state & political subdivisions	133	152	481	687
Other interest income	59	29	208	86

Total interest income	13,911	10,008	48,623	36,530

Interest expense
Money market accounts (including savings)	1,444	641	4,348	2,597
Time deposits of $100,000 or more	1,019	574	3,290	2,187
Other time deposits	1,792	864	5,859	3,491
Other borrowings	660	542	2,449	1,587
Subordinated debentures	198	140	706	485

Total interest expense	5,113	2,761	16,652	10,347

Net interest income	8,798	7,247	31,971	26,183
Provision for loan losses	675	136	1,200	196

Net interest income after provision for loan losses	8,123	7,111	30,771	25,987

Other noninterest income
Trust department income	114	137	444	439
Service charges on deposit accounts	525	421	2,000	1,707
Revenues from insurance agency	794	740	3,458	1,155
Net gain on sales of investment securities	—	100	13	437
Increase in cash value of bank owned life insurance	160	179	633	654
Net income from equity investment	15	12	68	114
Other income	400	200	1,574	911

Total other noninterest income	2,008	1,789	8,190	5,417

Other operating expenses
Salaries	2,326	2,312	9,846	7,639
Pension and other employee benefits	546	503	2,289	1,684
Net occupancy expense of bank premises	819	594	3,224	1,737
Furniture and equipment expense	483	364	1,847	1,271
Other expense	927	748	3,934	3,087

Total other operating expenses	5,101	4,521	21,140	15,418

Income before income taxes	5,030	4,379	17,821	15,986
Provision for income taxes	1,957	1,718	6,755	5,975

Net income	$3,073	$2,661	$11,066	$10,011

Basic earnings per share	$0.52	$0.45	$1.88	$1.69
Diluted earnings per share	$0.52	$0.45	$1.88	$1.69
Cash dividends declared	$0.06	$0.05	$0.24	$0.20
Weighted average shares outstanding	5,923,726	5,923,764	5,923,726	5,935,210
Comprehensive income	$2,804	$2,525	$10,420	$9,636